UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Merck & Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a Letter from Peter S. Kim, President of Merck & Co., Inc. (“Merck”) Research Laboratories in connection with the proposed transaction between Merck and Schering-Plough Corporation.

Dear NAME,

By now you have likely heard news regarding the planned combination of Merck and Schering-Plough.  While much of the attention has been focused on the business elements of the agreement, I wanted to share with you the unique scientific and research benefits, which contribute greatly to my enthusiasm for the transaction.

The complementary research done at Merck and Schering-Plough is striking and was the critical factor which led to the decision to combine these two companies under the name of Merck.  Once the transaction is complete, Merck will have a significantly more diverse research and development portfolio. However, this diversity will be in many of the very same therapeutic areas where we have already chosen to focus our R & D resources.  These areas include: cardiovascular, metabolic, respiratory, oncology, neuroscience, infectious diseases, and immunology.  In addition, Merck will now have a strong presence in women's health.  Despite these complementarities, there is very little overlap with respect to compounds having the same targets or mechanisms of action.

In addition to bolstering Merck's considerable small molecule pipeline, this transaction will substantially increase Merck's position in biologics.  By adding Schering-Plough's capabilities in this arena we will extend our reach and our capabilities in a way that complements Merck’s novel proprietary biologics platform and supports our commitment to build a powerful biologics presence.

An additional scientific benefit is related to the resources which will support Merck's R&D efforts.  Currently, Merck and Schering-Plough spend more than $8 billion annually to discover and develop novel new medicines and vaccines.  The financial resources Merck will have to support our R&D programs will be among the most significant in the industry.  Savings realized by potential synergies in the combined R&D investments can be directed to external opportunities, thus ensuring that Merck continues to remain in a position to take advantage of the very best scientific research around the world.

Finally, both Merck and Schering-Plough have some of the most talented researchers in the industry.  During the due diligence process preceding this transaction, I became more and more impressed with the caliber of the scientists at Schering-Plough and look forward to welcoming them to Merck Research Laboratories.  It is clear that the scientists at both companies share the similar vision of leveraging the best science to meet major unmet medical needs. We now have the opportunity to deliver on what I consider to be the best pipeline in the industry, by far.

In the end, this combination provides outstanding opportunities to uniquely advance science and innovation. This will support Merck's goal of becoming the most trusted industry leader in delivering valued products.  Ultimately, patients will be the real winners.

Sincerely,

Peter S. Kim
President
Merck Research Laboratories

Forward-Looking Statements
This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on both Merck’s and Schering-Plough’s managements current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect either companies’ business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of either companies’ 10-K for the year ended December 31, 2008, and in their periodic reports on Form 10-Q and Form 8-K, which the companies incorporate by reference.

These reports are available at www.merck.com and www.schering-plough.com.

Additional Information
In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the Securities and Exchange Commission (the “SEC”).  Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information.  Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck’s Office of the Secretary at (908) 423-1000.